SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 8 - K



                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                                  July 26, 1996



                                 FFW CORPORATION
             (Exact name of Registrant as specified in its Charter)



        Delaware                        0 - 21170               35 - 1875502
(State or other jurisdiction     (Commission File No.)         (IRS Employer
of incorporation)                                         Identification Number)



                1205 N. Cass Street, Wabash, Indiana 46992 - 1027
               (Address of principal executive offices) (Zip Code)



      Registrant's telephone number, including area code: (219) 563 - 3185



                                       N/A
          (Former name or former address, if changed since last report)
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Item 5.  Other Events

         On July 26, 1996, the Registrant issued the attached press release.

Item 7.  Financial Statements and Exhibits

         (a)     Exhibits

                  1.    Press release, dated July 26, 1996.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                     FFW CORPORATION

Date:  August 23, 1996                               By: \s\ Nicholas M. George
       ---------------                                   ----------------------
                                                             Nicholas M. George
                                                             President and Chief
                                                             Executive Officer

Date:   July 26, 1996

                                                    Contact: Nicholas M. George,
                                                             President
                                                             (219) 563-3185

 PRESS RELEASE                                             FOR IMMEDIATE RELEASE

             FFW CORPORATION ANNOUNCES A 44% INCREASE IN NET INCOME
                        FOR THE YEAR ENDED JUNE 30, 1996

         Wabash, IN--FFW Corporation (NASDAQ: FFWC) holding company for First Federal Savings Bank of Wabash, Indiana, announced today operating results for the year and quarter ended June 30, 1996. Net income for the year ended June 30, 1996, was $1,586,300 or $2.13 per share compared to $1,099,400 or $1.46 per share for the year ended June 30, 1995. This equates to an increase of 44% and 46%, respectively, in net income and primary earnings per share.

         Nicholas M. George, President of FFW Corporation, credited the strong year-to-date earnings to a continued growth in the bank's mortgage and consumer loan portfolio's. Net interest income, the difference between interest income and interest expense paid, increased $586,800. The increase of $482,900 in non-interest income over the prior year, was due to an unrealized loss of $319,000 in mortgaged-backed securities for the year and quarter ended June 30, 1995.

         Net income for the quarter was $430,000 or $.60 per share, compared to $116,500 or $.16 per share for the quarter ended June 30, 1995. Mr. George, attributed the favorable results to increase in net interest income of $199,600 and non-interest income of $355,200.

         FFW Corporation's total assets increased by $3.2 million from June 30, 1995 to $150.5 million at June 30, 1996. Asset quality improved as demonstrated by a .06% ratio of nonperforming assets to total assets as of June 30, 1996, compared to a ratio of .09% for the prior period.

         On July 23,1996 The Board of Directors of FFW Corp. announced the completion of the stock repurchase that was authorized on March 26, 1996. The Board of Directors authorized an additional repurchase of up to 35,260 shares of stock or approximately 5% of the outstanding shares as of that date. The repurchase program will be executed through various broker dealers at prevailing market prices.

         Mr. George, President, indicated that the Board of Directors approved the additional repurchase program in view of the Corporation's current stock price and it's strong capital position. Mr. George stated that "we believe that the repurchase of our shares represents an attractive investment opportunity which will benefit the Corporation and our stockholders. The repurchased shares will become treasury shares and could be used for general corporate purposes."

         First Federal Savings Bank operates full-service offices in Wabash, North Manchester, and Syracuse that offer a variety of loan and deposit products. Investment services such as purchases of stocks, mutual funds and insurance products are offered through an affiliated company, FirstFed Financial Incorporated.
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

FFW Corporation                                                    July 26, 1996

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION



                                                     (Unaudited)
Selected Balance Sheet Data:
                                                       6/30/96           6/30/95
                                                       -------           -------
                                                             (In Thousands)
 Total Assets ................................         $150,467         $147,293
 Loans Receivable Net ........................          100,529           92,475
 Loans Held for Sale .........................              423              214
 Mortgage-Backed Securities ..................           18,540           19,489
 Securities ..................................           22,026           15,494
 Deposits ....................................           92,490           85,930
 Borrowings ..................................           41,800           45,300
 Stockholders' Equity ........................           15,458           15,492

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
                                                              (Unaudited)                 (Unaudited)
                                                           Three Months Ended          Twelve Months Ended

  Selected Operating Data :                              6/30/96       6/30/95        6/30/96       6/30/95
                                                        ---------     ---------     ---------     ---------
                                                                           (In Thousands)
 Total Interest Income ..............................   $   2,893     $   2,533     $  11,164     $   9,409
 Total Interest Expense .............................       1,732         1,571         6,799         5,630
                                                        ---------     ---------     ---------     ---------
   Net Interest Income ..............................   $   1,161     $     962     $   4,365     $   3,779
 Provision for Loan Losses ..........................          47             6            95            34
                                                        ---------     ---------     ---------     ---------
   Net Interest Income After
      Provision for Loan Losses .....................   $   1,114     $     956     $   4,270     $   3,745
 Gain on Sales of Interest Earning Assets ...........          19             0           146             9
 Net Unrealized Losses on Loans Held for Sale .......          (1)            0            (1)           18
 Net Unrealized Losses on Mortgaged-backed securities           0          (319)            0          (319)
 Other Non-Interest Income ..........................         134           115           483           437
 Other Non-Interest Expenses ........................        (673)         (615)       (2,586)       (2,356)
                                                        ---------     ---------     ---------     ---------
   Income Before Income Taxes .......................   $     591     $     137     $   2,312     $   1,534
 Income Tax Expense .................................         161            21           726           435
                                                        ---------     ---------     ---------     ---------
    Net Income ......................................   $     430     $     116     $   1,586     $   1,099
                                                        =========     =========     =========     =========

Earnings Per Common & Common Equivalent Shares
 Primary ............................................   $     .60     $     .16     $    2.13     $    1.46
 Fully Dilluted .....................................   $     .60     $     .16     $    2.13     $    1.45
Dividend Paid Per Share .............................   $     .15     $     .12     $     .51     $     .45
Average Shares Outstanding ..........................     726,459       716,009       755,313       714,306


Supplemental Data :
 Interest Rate Spread ...............................        2.57%         2.25%         2.48%         2.38%
 Return on Average Assets* ..........................        1.16%          .34%         1.09%          .84%
 Return on Average Equity* ..........................       11.07%         3.00%         9.89%         7.29%
   *Annualized
